1 Contact: Paul Adams Constellation Communications 667-218-7700 paul.adams@constellation.com FOR IMMEDIATE RELEASE U.S. GOVERNMENT BACKS CONSTELLATION’S PLAN TO LAUNCH CRANE CLEAN ENERGY CENTER, ADDING 835 MWS OF NEW BASELOAD POWER TO THE GRID DOE loan will help power the digital economy, restore reliable nuclear energy to the grid and create thousands of jobs LONDONDERRY, PA (Nov. 18, 2025) — Constellation (NASDAQ: CEG) announced today that its Crane Clean Energy Center is now backed by a $1 billion U.S. Department of Energy (DOE) loan. This marks the first time the DOE Loan Programs Office has concurrently finalized a conditional loan commitment and financial close, made possible by Constellation’s strong balance sheet and credit worthiness. Funded by the Energy Dominance Financing Program, this interest-bearing loan will lower Constellation's cost of financing and leverage private investment to restore reliable nuclear energy to the grid and help America win the AI race. “DOE’s quick action and leadership is another huge step towards bringing hundreds of megawatts of reliable nuclear power onto the grid at this critical moment," said Joe Dominguez, president and CEO of Constellation. "Under the Trump administration, the FERC and DOE have made it possible for us to vastly expedite this restart without compromising quality or safety. It’s a great example of how America first energy policies create jobs, growth and opportunities and make the grid more reliable. Utilities and grid operators are moving too slowly and need to make regulatory changes that will allow our nation to unlock its abundant energy potential. Constellation and nuclear energy are helping to lead the way and we are thankful to President Trump and Secretary Wright for putting the ‘energy’ back into DOE.” “Pennsylvania is leading America's energy independence and the AI revolution by providing safe, clean, reliable nuclear power,” said Senator Dave McCormick. “Today’s loan by President Trump and the Department of Energy is great news as it helps Constellation advance the restart of the Crane Clean Energy Center, while creating 3,400

2 new jobs and more than 800 megawatts of carbon-free electricity operating 24/7 to meet our increasing energy demands and economic growth across the region. I am thrilled to see Constellation’s continued commitment to the Commonwealth, beyond those investments announced at the Pennsylvania Energy and Innovation Summit this past July.” Work to restart the reactor comes at a time of unprecedented electric demand growth from electrification and the new data centers needed to support a growing digital economy and to help America win the AI race. Crane will support grid stability by delivering reliable, around-the-clock electric supply. An economic impact study commissioned by the Pennsylvania Building & Construction Trades Council found that restarting the reactor at Crane will help keep electricity prices in check; add approximately 3,400 direct and indirect jobs; generate over $16 billion for Pennsylvania’s GDP and deliver more than $3 billion in state and federal tax revenue. The Crane Clean Energy Center is currently more than 80% staffed with over 500 employees, including engineers, mechanics, technicians and licensed operator trainees. Inspections of key plant components and regulatory reviews continue on schedule. Constellation has also committed more than $1 million in charitable giving over five years to support workforce development and local organizations in the region. In 2025 the company has donated $200,000 to more than a dozen local charities, nonprofit organizations and workforce development programs. Launching the Crane Clean Energy Center is part of a broader multi-billion dollar investment that Constellation is making in America’s largest and growing nuclear fleet to extend the lives of existing nuclear plants and boost their output, helping ensure the fleet’s always-on power continues to meet the needs of America’s families and businesses for decades to come. # # #